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                                                                    EXHIBIT 99.1

                      [LETTERHEAD OF GOLDMAN, SACHS & CO.]

February 26, 1997

Board of Directors
3Com Corporation
5400 Bayfront Plaza
Santa Clara, CA 95952-8145

Gentlemen:

You have requested our opinion as to the fairness to 3Com Corporation (the "Company") of the exchange ratio (the "Exchange Ratio") of 1.75 shares of common stock, par value $.01 per share of the Company ("Company Common Stock"), to be exchanged by the Company for each share of common stock, par value of $.001 per share (the "Common Stock"), of U.S. Robotics Corporation ("U.S. Robotics") in a merger (the "Merger") pursuant to the Agreement and Plan of Merger dated as of February 26, 1997 by and among the Company, TR Acquisitions Corporation, a wholly owned subsidiary of the Company, and U.S. Robotics (the "Agreement").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking and financial advisory services to the Company from time to time and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of U.S. Robotics for the five fiscal years ending September 30, 1996 and of the Company for the five fiscal years ending May 31, 1996; certain interim reports to stockholders and Quarterly Reports on Form 10-Q for U.S. Robotics and the Company; certain other communications from U.S. Robotics and the Company to their stockholders; certain unaudited interim financial reports of U.S. Robotics and the Company and certain internal financial analyses and forecasts for U.S. Robotics and the Company prepared by their respective managements. We also have held discussions with members of the senior management of U.S. Robotics and the Company regarding the strategic rationale, cost savings, operating synergies and other benefits of the Merger and the past and current business operations, financial condition and future prospects of their respective companies without, and after, giving effect to the Merger. In addition, we have reviewed the reported price and trading activity for the Company Common Stock and the Common Stock, compared certain financial and stock market information for U.S. Robotics and the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the networking and data communications industry and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the financial forecasts provided to us and discussed with us with respect to the Company and the financial forecasts provided to us with respect to U.S. Robotics, as adjusted to reflect the views of the Company's management, in each case on a standalone basis and after
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3Com Corporation
February 26, 1997
Page Two

giving effect to the Merger, including, without limitation, the projected cost savings and operating synergies resulting from the Merger, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and that such forecasts will be realized in the amounts and at the times contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of U.S. Robotics or the Company or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair to the Company.

Very truly yours,

/s/ Goldman, Sachs & Co.
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GOLDMAN, SACHS & CO.